EXHIBIT 5.1
                                                                     -----------



April 22, 2004




MacroChem Corporation
110 Hartwell Avenue
Lexington, Massachusetts 02421-3134

Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is furnished to you in connection with a registration statement on Form S-3 (the "Registration Statement"), filed today with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of shares of Common Stock, $.01 par value (the "Common Stock"), of MacroChem Corporation, a Delaware corporation (the "Company"), comprising (i) 5,402,000 shares of the Company's Common Stock (the "Issued Shares") and (ii) up to 1,080,400 shares of Common Stock issuable upon the exercise of the Warrants (plus an indeterminate number of additional shares of Common Stock as a result of antidilution provisions in the Warrants) listed below:

     A. Warrant No. 2004-1 issued to Narragansett I, LP on March 9, 2004 for the purchase of up to 108,500 shares of Common Stock.

     B. Warrant No. 2004-2 issued to Narragansett Offshore, Ltd. on March 9, 2004 for the purchase of up to 201,500 shares of Common Stock.

     C. Warrant No. 2004-3 issued to MPM BioEquities Master Fund LP on March 9, 2004 for the purchase of up to 282,980 shares of Common Stock.

     D. Warrant No. 2004-4 issued to MPM BioEquities Fund GmbH & Co. KG on March 9, 2004 for the purchase of up to 3,220 shares of Common Stock.

     E. Warrant No. 2004-5 issued to Selwyn Partners LP on March 9, 2004 for the purchase of up to 8,200 shares of Common Stock.

     F. Warrant No. 2004-6 issued to EGM Medical Technology Fund L.P. on March 9, 2004 for the purchase of up to 22,519 shares of Common Stock.

     G. Warrant No. 2004-7 issued to EGM Medical Technology Offshore Fund Ltd. on March 9, 2004 for the purchase of up to 6,881 shares of Common Stock.

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MacroChem Corporation                   -2-                       April 22, 2004

     H. Warrant No. 2004-8 issued to Nob Hill Capital Partners L.P. on March 9, 2004 for the purchase of up to 44,400 shares of Common Stock.

     I. Warrant No. 2004-9 issued to Truk Opportunity Fund, LLC on March 9, 2004 for the purchase of up to 29,600 shares of Common Stock.

     J. Warrant No. 2004-10 issued to Galleon Healthcare Partners, LP on March 9, 2004 for the purchase of up to 23,000 shares of Common Stock.

     K. Warrant No. 2004-11 issued to Galleon Captain's Partners, LP on March 9, 2004 for the purchase of up to 7,120 shares of Common Stock.

     L. Warrant No. 2004-12 issued to Galleon Captain's Offshore, Ltd. on March 9, 2004 for the purchase of up to 28,480 shares of Common Stock.

     M. Warrant No. 2004-13 issued to Galleon Healthcare Offshore, Ltd. on March 9, 2004 for the purchase of up to 177,000 shares of Common Stock.

     N. Warrant No. 2004-14 issued to Vertical Ventures, LLC on March 9, 2004 for the purchase of up to 95,900 shares of Common Stock.

     O. Warrant No. 2004-15 issued to Iroquois Capital, LP on March 9, 2004 for the purchase of up to 41,100 shares of Common Stock.

The Warrants listed in paragraphs A through O above are referred to collectively herein as the "Warrants," and the shares of Common Stock issuable upon exercise of the Warrants are referred to herein as the "Warrant Shares." The Warrant Shares, together with the Issued Shares, are referred to collectively as the "Registrable Shares."

The Company originally sold the Issued Shares and the Warrants pursuant to the Securities Purchase Agreement dated March 5, 2004, among the Company, Narragansett I, L.P., Narragansett Offshore, Ltd., MPM BioEquities Master Fund LP, MPM BioEquities Fund GmbH & Co. KG, Selwyn Partners LP, EGM Medical Technology Fund L.P., EGM Medical Technology Offshore Fund Ltd., Nob Hill Capital Partners L.P., Truk Opportunity Fund, LLC, Galleon Healthcare Partners, LP, Galleon Captain's Partners, LP, Galleon Captain's Offshore, Ltd., Galleon Healthcare Offshore, Ltd., Vertical Ventures, LLC and Iroquois Capital, LP. We understand the Registrable Shares are being registered to permit the resale of such Common Stock by the holders thereof from time to time after the effective date of the Registration Statement.

We have acted as counsel for the Company in connection with its issuance and sale of the Issued Shares and Warrants. For purposes of this opinion, we have examined and relied upon such documents, records, certificates, and other

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MacroChem Corporation                   -3-                       April 22, 2004

instruments as we have deemed necessary. We have assumed that no issuance of the shares issuable upon exercise of the Warrants will result in the issuance by the Company of shares in excess of its authorized Common Stock and that the price received by the Company for such shares will not be less than the par value thereof.

We express no opinion as to the applicability of, compliance with, or effect of federal law or the law of any jurisdiction other than the General Corporation Law of the State of Delaware.

Based on the foregoing, we are of the opinion that:

     1. The Issued Shares are duly authorized, validly issued, fully paid, and non-assessable.

     2. The Warrant Shares have been duly authorized, and when issued out of the Company's duly authorized Common Stock upon exercise of, and pursuant to the provisions of, the Warrants and the Company has received the consideration therefor in accordance with the terms of the Warrants, the Warrant Shares will be validly issued, fully paid, and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption "Legal Opinion."

It is understood that this opinion is to be used only in connection with the offer and sale of the Registrable Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP